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                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the Undersigned TRACO INTERNATIONAL N.V., a corporation organized and existing under the laws of the Netherlands Antilles (the "Company") and having its registered office at De Ruyterkade 62, Curacao, Netherlands Antilles, does hereby constitute and appoint:

                              Mr. Michael B. Rohlfs
                          c/o Dearborn Financial, Inc.
                                 5N762 Burr Road
                              St. Charles, Il 60175
                                     U.S.A.

     as its true and lawful attorney-in-fact, with full power to:

     (1) sell, assign, endorse for transfer and do all other things necessary to secure the transfer of certificates representing stocks, bonds or other securities or equity interests now registered or hereafter registered in the name of the Company,

     (2) exercise all equity holder voting rights with respect to securities now or hereafter registered in the name of the Company,

     (3) consent to any sale of an entity in which the Company has an ownership interest and execute and deliver any and all documents, consents and agreements delivered in connection with any such sale including, without limitation, stockholder consents and stockholder agreements and

     (4) execute and deliver all documents, consents and other agreements and to take such further action as may be necessary for the Company in order to more effectively carry out the intent and purpose of the foregoing.

IN WITNESS WHEREOF, TRACO INTERNATIONAL N.V. has caused this Power of Attorney to be duly executed by its managing director this 20th day of February, 2001.


                                             TRACO INTERNATIONAL N.V.


                                             -----------------------------------
                                             Curacao Corporation Company N.V.
                                             Managing Director